UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 19, 2005 (August 16, 2005)

CF Industries Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-32597	20-2697511
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

One Salem Lake Drive Long Grove, IL		60047
(Address of principal executive office)		(Zip Code)

Registrant’s telephone number, including area code (847) 438-9500

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 16, 2005, CF Industries Holdings, Inc. (the “Company”), CF Industries, Inc. (“CF”) and certain subsidiaries of CF signatory thereto as Loan Guarantors entered into a credit agreement governing a secured credit facility with JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Agent”) and a syndicate of lenders (the “Credit Agreement”).  The following description of the credit facility is qualified in its entirety by reference to the complete text of the Credit Agreement, which is included as Exhibit 10.1 hereto.

The Credit Agreement, subject to the terms and conditions set forth therein, provides CF with a secured revolving credit facility for borrowing up to $250.0 million for working capital and general corporate purposes, including up to $50.0 million which will be available for the issuance of letters of credit. As of the effective date of the credit agreement, there were no loans or letters of credit outstanding under the credit facility.  Availability under the secured credit facility will be limited by a borrowing base equal to the value of a specified percentage of eligible receivables of CF, plus the value of a specified percentage of eligible inventory of CF, plus a property, plant and equipment component (capped at $75 million in the aggregate) to be determined based on specified percentages of eligible fixed assets (including the real property) located at the Donaldsonville, Louisiana, facility and other eligible real property of CF, if any, (each subject to caps), less the amount of any reserves the Agent deems necessary, as determined in good faith and in the exercise of reasonable business judgment.

CF is entitled to make borrowings at an interest rate based on (1) the Base Rate (which means the highest of (i) the rate most recently announced by JPMorgan Chase Bank, N.A. as its “prime” rate and (ii) the federal funds rate plus 1/2 of 1% per annum) or (2) the applicable Eurodollar Rate (which means the London interbank eurodollar rate, adjusted for reserves) plus, in each case, an applicable margin.  Letters of credit issued under the credit facility will accrue fees at the applicable Eurodollar Rate borrowing margin.

The applicable margins will be determined in accordance with grids based on the average daily availability for borrowing under the Credit Agreement for CF’s most recent calendar quarter.  CF may elect interest periods of 1, 2, 3 or 6 months (or if agreed to by all of the lenders, 9 or 12 months) for Eurodollar Rate borrowings.  Interest on the loans is calculated on the basis of actual days elapsed in a year of 360 days (or, 365 or 366 days, as the case may be, in the case of Base Rate loans). Interest is payable in arrears (1) for loans accruing interest at a rate based on the applicable Eurodollar Rate, at the end of each interest period (or every three months for interest periods greater than three months) and on the applicable maturity date and (2) for loans accruing interest based on the Base Rate, monthly in arrears and on the applicable maturity date. CF is also required to pay certain fees and expenses in connection with the secured credit facility.

The secured credit facility is scheduled to terminate on August 16, 2010 with the balance due on such date.

The secured credit facility is guaranteed by the Company and certain of the domestic subsidiaries of CF (the “Guarantors” and, together with CF, the “Loan Parties”) and secured by (i) perfected, first-priority liens (subject to permitted liens) on substantially all of the personal property and assets, both tangible and intangible, of the Loan Parties, (ii) perfected, first-priority liens or pledges (subject to permitted liens) on 100% of the equity interests of each Loan Party’s direct and indirect domestic subsidiaries other than immaterial subsidiaries and on 65% of the equity interests of each Loan Party’s first-tier foreign subsidiaries and (iii) a first-priority lien (subject to permitted liens) on the real property of CF located in Donaldsonville, Louisiana.  CF may, at its option, grant liens to the Agent on additional real property that it owns.

Optional prepayments of borrowings and optional reductions of the unutilized portion of the secured credit facility are permitted at any time, subject to, among other things, reimbursement of the lenders’ redeployment costs in the case of a prepayment of Eurodollar Rate borrowings.  Mandatory prepayments are required, subject to certain exceptions, in certain instances (such as upon certain asset sales, insurance and condemnation events in excess of $5 million and issuances of debt or equity) at any time after CF’s average daily cash availability amount is less than $75 million for any 10 business day period (and until such time as CF’s average daily cash availability amount is equal to or exceeds $75 million for a period of 60 consecutive days).

Under the terms of the secured credit facility, the Loan Parties agree to covenants that apply to each of them and their respective subsidiaries and which, among other things, limit the incurrence of additional indebtedness, liens, loans and investments and limit the ability of the Loan Parties and their respective subsidiaries to take certain action with respect to dividends, redemptions and repurchases with respect to capital stock, and place limitations on prepayments, redemptions and repurchases of debt, and limit the Loan Parties’ and their respective subsidiaries’ ability to enter into mergers, consolidations, acquisitions, asset dispositions and sale/leaseback transactions, transactions with affiliates and certain swap agreements, and restrict changes in business and amendment of debt agreements, and place restrictions on distributions from subsidiaries, the issuance and sale of capital stock of subsidiaries and other matters customarily restricted in secured loan agreements. Additionally, the Company and its subsidiaries are required to meet a financial test on a consolidated basis consisting of a minimum ratio of EBITDA minus the unfinanced portion of Capital Expenditures to Fixed Charges (each as defined in the Credit Agreement) if average daily availability under the credit facility in any calendar month is less than $50.0 million.  CF is further restricted from making capital expenditures in excess of $100 million during any 12-month period following any month in which average daily cash availability falls below $135 million (unless average daily availability for three consecutive months thereafter is greater than or equal to $135 million).  Furthermore, the secured credit facility contains customary representations and warranties and affirmative covenants.

The secured credit facility contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross-accelerations, certain bankruptcy or insolvency events, judgment defaults, certain ERISA-related events, changes in control, and invalidity of any collateral or guarantee or other document.

The lenders under the Credit Agreement governing the secured credit facility or their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services (including commercial banking, financial advisory and investment banking services) for CF and its affiliates in the ordinary course of business.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d)                                 On August 18, 2005, the Board of Directors of the Company elected William Davisson, John E. Gherty, and John D. Johnson as members of the Board of Directors.

William Davisson has served as the chief executive officer of GROWMARK, Inc., one of the former owners of CF and the beneficial owner of 9.8% of the Company’s common stock, since 1998, and as a member of CF’s board from 1999 to August 16, 2005. Mr. Davisson served as chairman of CF’s board from 2002 to 2004. Mr. Davisson has worked in the GROWMARK system his entire career, since 1970, and he is a certified public accountant.  Mr. Davisson will serve in Class III of the Board of Directors, with a term expiring at the 2008 Annual Meeting.

John E. Gherty has served as the president and chief executive officer of Land O’Lakes, Inc., one of the former owners of CF, since 1989, and as a member of CF’s board from 1993 to August 16, 2005. Mr. Gherty served as chairman of CF’s board from 2000 to 2002. Mr. Gherty has announced he will be retiring from Land

O’Lakes, Inc. later this year.  Mr. Gherty will serve in Class I of the Board of Directors, with a term expiring at the 2006 Annual Meeting.

John D. Johnson has served as the president and chief executive officer of CHS Inc. (formerly Cenex Harvest States), one of the former owners of CF and the beneficial owner of 3.9% of the Company’s common stock, and as a member of CF’s board from 2000 to August 16, 2005. Mr. Johnson served as chairman of CF’s board from 2004 to August 16, 2005. Mr. Johnson joined Harvest States, a predecessor to CHS, in 1976, and he served as president and chief executive officer of Harvest States from 1995 to 1998. From 1998 to 2000, Mr. Johnson served as general manager and president of CHS. Mr. Johnson is also a director of Gold Kist Inc.  Mr. Johnson will serve in Class II of the Board of Directors, with a term expiring at the 2007 Annual Meeting.

Mr. Davisson, Mr. Gherty, and Mr. Johnson will not be named to any committees of the Board of Directors. For information relating to GROWMARK, Inc., Land O’Lakes, Inc. and CHS Inc.’s relationships with the Company and CF, see “Certain Relationships and Related Party Transactions” on pages 95-98 of the Company’s prospectus dated August 10, 2005, filed with the Securities and Exchange Commission pursuant to Rule 424(b)(4), which is incorporated by reference herein.

Item 8.01	Other Events

On August 17, 2005, CF repaid in full $235.6 million of its long-term debt, plus associated prepayment penalties and accrued interest of $29.2 million, with cash on hand and short term investments.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description of Exhibit

10.1

Credit Agreement, dated as of August 16, 2005, by and among CF Industries Holdings, Inc., as Loan Guarantor, CF Industries, Inc., as Borrower, the Subsidiary Guarantors party thereto, as Loan Guarantors, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 19, 2005	CF INDUSTRIES HOLDINGS, INC.

	By:	/s/ Douglas C. Barnard
Name: Douglas C. Barnard
Title:Vice President, General Counsel, and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1

Credit Agreement, dated as of August 16, 2005, by and among CF Industries Holdings, Inc., as Loan Guarantor, CF Industries, Inc., as Borrower, the Subsidiary Guarantors party thereto, as Loan Guarantors, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.